EXHIBIT 99.1

MGT Capital Announces Further Purchases of Bitcoin Mining Rigs

By PR Newswire, August 25, 2017, 10:32:00 AM EDT

Addition of over 1,000 Mining Computers Estimated to Bring Monthly Revenue to over $1.0 Million and Monthly EBITDA to over $750,000

DURHAM, N.C., Aug. 25, 2017 /PRNewswire/ — MGT Capital Investments, Inc. (OTC:MGTI) announced today that it has entered a purchase order with Bitmain Technologies for in excess of 1,000 S9 Antminer Mining rigs, with shipment expected in mid fourth quarter 2017.

Following shipment and setup, MGT’s Bitcoin mining operations are expected to generate $1.1 million in monthly revenue, assuming current pricing and difficulty rates. Factoring in electricity, hosting and other direct operating costs, EBITDA from the Company’s Bitcoin mining operations is projected at $800,000 per month, prior to amortization of notes payable.

Stephen Schaeffer, President of MGT Crypto-Capital Strategies, stated, “I am excited to have our mining expansion moving at a rapid pace now. The revenue milestone that will be achieved by our mining programs is something we feel proud to achieve and look forward to surpassing in our future expansion.”

About MGT Capital Investments, Inc.

With facilities in WA state, MGT Capital Investments, Inc. (OTC:MGTI) ranks as one of the largest U.S. based Bitcoin miners. Further, the Company continues to focus on an expansion model to grow its crypto assets materially.

The Company is also developing a portfolio of cyber security technologies, with industry pioneer John McAfee as its visionary leader, creating advanced protection technologies for mobile and personal tech devices, as well as corporate networks. The Company’s first product, Sentinel, an enterprise class network intrusion detector, is currently in beta testing, with commercial release anticipated by the end of September 2017. The Company also has entered into a joint venture with Nordic IT to develop and market a mobile phone with extensive privacy and anti-hacking features. The Privacy Phone has a tentative release date of February 2018.

For more information on the Company, please visit: http://ir.stockpr.com/mgtci

Forward-looking Statements

This press release contains forward-looking statements. The words or phrases “would be,” “will allow,” “intends to,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” or similar expressions are intended to identify “forward-looking statements.” All information set forth in this news release, except historical and factual information, represents forward-looking statements. This includes all statements about the Company’s plans, beliefs, estimates and expectations. These statements are based on current estimates and projections, which involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. These risks and uncertainties include issues related to: rapidly changing technology and evolving standards in the industries in which the Company and its subsidiaries operate; the ability to obtain sufficient funding to continue operations, maintain adequate cash flow, profitably exploit new business, license and sign new agreements; the unpredictable nature of consumer preferences; and other factors set forth in the Company’s most recently filed annual report and registration statement. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Readers should carefully review the risks and uncertainties described in other documents that the Company files from time to time with the U.S. Securities and Exchange Commission.

Investor and Media Contact

Grace Livingston

glivingston@mgtci.com

919.973.0954